EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the inclusion in this Registration Statement on Form S-8 of our report dated October 22, 2002, except as to Note 17, which is as of February 19, 2003 relating to the financial statements, which appears in Artisan Components, Inc.’s Annual Report on Form 10-K for the year ended September 30, 2002.

/s/    PricewaterhouseCoopers LLP

San Jose, California

March 3, 2003